UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 23, 2009 (November 17, 2009)

CRIMSON EXPLORATION INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-21644 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Avenue, Suite 2900, Houston, Texas 77002

(Address of Principal Executive Offices)

(713) 236-7400

(Registrant’s telephone number, including area code)

_____________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On November 17, 2009, Crimson Exploration Inc. issued a press release announcing operational and financial results for the third quarter ended September 30, 2009. The press release is included in this report as Exhibit 99.1.

The information contained in Exhibit 99.1 is incorporated herein by reference. The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits

Exhibit Number	Description
Exhibit 99.1	Press Release dated November 17, 2009 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION, INC.

Date: November 23, 2009	By:	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
Exhibit 99.1	Press Release dated November 17, 2009

Exhibit 99.1

Crimson Exploration Announces Third Quarter 2009 Financial Results

HOUSTON, November 17, 2009 (BUSINESS WIRE) -- Crimson Exploration Inc. (OTCBB:CXPO) today announced financial and operational results for the third quarter 2009.

Summary Results - Third Quarter 2009

▪	Production of 3.5 Bcfe, or approximately 38,300 Mcfe per day
▪	Revenue of $26.9 million
▪	Quarterly Adjusted EBITDAX of $18.0 million and year to date Adjusted EBITDAX of $55.2 million, compared to a third quarter net loss of $8.6 million and a year to date net loss of $16.8 million
▪	First Haynesville Shale discovery well, the Kardell Gas Unit #1H, commenced production at 30.7 mmcfpd – highest initial reported rate in the Haynesville Shale to date

Summary Financial Results – Third Quarter 2009 and First Nine Months 2009

The Company reported a net loss of $8.6 million for the third quarter of 2009 compared to net income of $50.2 million for the third quarter of 2008. Recorded in the 2009 and 2008 quarters was a non-cash, charge and gain of $9.9 million ($6.4 million net of tax effect) and $88.9 million ($57.8 million net of tax effect), respectively, to reflect the unrealized mark-to-market value of our commodity price and interest rate hedge instruments. Negatively impacting the third quarter results for 2008 was a $25.8 million ($16.8 million net of tax effect) non-cash impairment charge related to our Madisonville Rodessa project. Exclusive of those charges, adjusted net income (loss) for the 2009 and 2008 quarters were ($2.1) million and $9.2 million, respectively. For the first nine months of 2009, the Company reported a net loss of $16.8 million compared to net income of $25.3 million for the first nine months of 2008. Recorded in the 2009 and 2008 periods was a non-cash, charge and gain of $17.2 million ($11.2 million net of tax effect) and $1.7 million ($1.1 million net of tax effect), respectively, to reflect the unrealized mark-to-market value of our commodity price and interest rate hedge instruments. Negatively impacting the first nine months of 2008 was the $25.8 million ($16.8 million net of tax effect) non-cash impairment charge related to our Madisonville Field. Exclusive of those charges, adjusted net income (loss) for the 2009 and 2008 periods were ($5.6) million and $41.0 million, respectively.

Revenues for the third quarter of 2009 were $26.9 million compared to $53.8 million in the prior year quarter. The decrease in revenues was attributable to an approximate 29% decrease in both production and realized commodity prices. For the first nine months of 2009, revenues were $86.3 million compared to $151.8 million in the prior year period. The decrease in revenues for the nine months period was due to an approximate 20% decrease in production and an approximate 29% decline in realized commodity prices.

Production for the third quarter of 2009 was 3.5 Bcfe of natural gas equivalents, or 38,271 Mcfe per day, compared with production of 5.0 Bcfe, or 54,126 Mcfe per day, in the comparable 2008 quarter. During the first nine months of 2009, production was approximately 11.7 Bcfe compared to approximately 14.6 Bcfe in the prior year period. The decrease in production for the quarter and nine month periods was primarily due to natural field decline and limited production enhancing capital expenditure activity during 2009. Additionally, in the third quarter of 2008 we recorded 364,000 Mcfe of lost production and natural gas liquids not being processed due to Hurricanes Gustav and Ike.

Average sales prices in the third quarter of 2009 (including the effects of realized gains/losses on our commodity price hedges) were $87.85 per barrel, $6.92 per Mcf, $31.51 per barrel and $7.60 per Mcfe for oil, natural gas, natural gas liquids and natural gas equivalents, respectively. For the third quarter of 2008, average sales prices (after hedges) were $92.54 per barrel, $9.68 per Mcf, $63.49 per barrel and $10.67 per Mcfe for oil, natural gas, natural gas liquids and natural gas equivalents, respectively. For the first nine months of 2009, average sales prices (after hedges) were $81.46 per barrel, $6.77 per Mcf, $27.19 per barrel and $7.31 per Mcfe for oil, natural gas, natural gas liquids and natural gas equivalents, respectively. For the first nine months of 2008, average sales prices (after hedges) were $88.60 per barrel, $9.44 per Mcf, $58.49 per barrel and $10.34 per Mcfe for oil, natural gas, natural gas liquids and natural gas equivalents, respectively.

Lease operating expenses for the third quarter of 2009 were $3.9 million compared to $5.7 million in the prior year quarter, a decrease resulting from the implementation of cost reduction initiatives during 2009 in response to the lower commodity price environment. On a per Mcfe produced basis, lease operating expenses improved to $1.10 per Mcfe for the third quarter 2009, compared to $1.14 per Mcfe for the third quarter 2008, despite the lower production in 2009. DD&A expense for the third quarter of 2009 was $13.4 million, or $3.81 per Mcfe, compared to $13.2 million, or $2.64 per Mcfe, in the prior year quarter resulting from a higher 2009 DD&A rate resulting from the effect of negative price related reserve revisions, offset by lower production in 2009.

For the first nine months of 2009, lease operating expenses were $13.5 million compared to $15.4 million in the prior year period, as incremental costs for a full year in 2009 related to our May 2008 acquisition from Smith Production, Inc. were offset by the previously discussed cost reduction initiatives. On a per Mcfe produced basis, lease operating expenses were $1.15 per Mcfe for the first nine months of 2009, compared to $1.05 per Mcfe in the prior year period of higher production. DD&A expense for the first nine months of 2009 was $41.6 million, or $3.55 per Mcfe, compared to $36.0 million, or $2.47 per Mcfe, in the prior year period resulting from a higher 2009 DD&A rate resulting from the effect of negative price related reserve revisions, offset by lower production in 2009.

General and administrative expenses were $3.8 million in the third quarter of 2009, or $1.09 per Mcfe, compared to $7.6 million, or $1.52 per Mcfe, in the prior year quarter. The reduction in total G&A expense is primarily a result of the implementation of cost reduction initiatives during 2009. Exclusive of non-cash stock compensation expense, cash general and administrative expenses were $0.99 per Mcfe for the third quarter of 2009 and $1.23 per Mcfe for the third quarter of 2008. During the first nine months of 2009, general and administrative expenses were $13.4 million, or $1.14 per Mcfe, compared to $17.8 million, or $1.22 per Mcfe, in the prior year period due to previously reported cost reduction initiatives. Exclusive of non-cash stock compensation expense, cash general and administrative expenses were $0.98 per Mcfe in the first nine months of 2009 and $0.92 per Mcfe in the first nine months of 2008.

Impairment expense for the third quarter 2009 was zero compared to $25.8 million for the third quarter 2008. The 2008 impairment relates primarily to the write-down of our capital investment in the Rodessa formation within the Madisonville Field.

Credit Facility Amendments

On November 6, 2009, we entered into a second and third amendment to our senior secured revolving credit facility, dated May 31, 2007, as amended (“Senior Credit Agreement”). This facility provides cash availability for acquisitions of oil and gas properties and for general corporate cash requirements. The Senior Credit Agreement provides for aggregate borrowings of up to $400.0 million, with an initial borrowing base of $200.0 million that decreased to $140.0 million, effective November 2, 2009, and is subject to semi-annual redeterminations, although our lenders may elect to make one additional redetermination between scheduled redetermination dates (and have expressly reserved the right to do so between January 1, 2010 and May 1, 2010). The next borrowing base redetermination is scheduled for January 1, 2010. These amendments to the Senior Credit Agreement provide, among other things, for (i) a change in the voting percentages required for certain amendments or waivers from 50.1% to 60%, and (ii) a waiver of the current ratio and the leverage ratio for the quarter ended September 30, 2009. The Senior Credit Agreement matures on May 8, 2011. As of September 30, 2009, we had an outstanding loan balance of $141.5 million under our Senior Credit Agreement.

Also, on November 6, 2009, we issued an unsecured promissory note in an aggregate principal amount of $10.0 million to Wells Fargo Bank, National Association, the administrative agent and lender under our Senior Credit Agreement. This promissory note bears interest at a per annum rate equal to LIBOR plus 2% and matures on January 15, 2010; provided that upon an event of default resulting from the failure to make any payment of principal or interest under the promissory note, the interest rate per annum will increase to an amount equal to the lesser of the maximum rate of interest that may be charged under applicable law and LIBOR plus 4% or, if the promissory note has been assigned to any person other than any affiliate of Wells Fargo Bank, LIBOR plus 15%. All of the proceeds of the promissory note were used to repay indebtedness outstanding under the Senior Credit Agreement. As support for the obligations owed under the promissory note, OCM GW Holdings, LLC (“Oaktree Holdings”), our majority stockholder, has deposited $10.0 million in escrow for the benefit of Wells Fargo, which may, at its option, cause the note to be assigned to Oaktree Holdings and draw on the funds held in escrow.

As consideration for Oaktree Holdings’ agreement to deposit $10.0 million in escrow as described above, we issued an unsecured subordinated promissory note on November 6, 2009 in an aggregate principal amount of $2.0 million to Oaktree Holdings. The indebtedness under the promissory note bears interest at a rate equal to 8.0% per annum and matures on the later of (i) November 8, 2012 and (ii) the date six months after payment in full in cash of all Obligations (as such term is defined under each of the Senior Credit Agreement and the Second Lien Credit Agreement (defined below)), and the termination of all commitments to extend credit under the Senior Credit Agreement and the Second Lien Credit Agreement. The promissory note is subordinated in right of payment to the prior payment in full in cash of all obligations under the Senior Credit Agreement and the Second Lien Credit Agreement.

On November 6, 2009, we entered into a third amendment and waiver to our second lien credit agreement dated May 8, 2007, as amended (the “Second Lien Credit Agreement”), with lenders holding a majority of the then outstanding term loans under such agreement, which included an affiliate of Oaktree Holdings. The Second Lien Credit Agreement provides for a term loan in an aggregate principal amount of $150.0 million, with a term of five years with all principal amounts, together with all accrued and unpaid interest, due and payable in full on May 8, 2012. The third amendment to our Second Lien Credit Agreement provided, among other things, for a waiver of the leverage ratio covenant for the quarter ended September 30, 2009.

East Texas Resource Play

We recently announced the commencement of production from the Haynesville Shale formation on our Kardell Gas Unit #1H horizontal well in San Augustine County, Texas, in which the Company owns a 52% working interest. The Kardell #1H experienced the highest reported 24-hour initial potential rates for a Haynesville Shale well in East Texas or North Louisiana at 30.7 million cubic feet of natural gas per day on a 37/64 inch choke with 6,824 psi of flowing pressure. The remaining 48% working interest is owned by the unit operator, Devon Energy (NYSE:DVN).

The Kardell #1H was drilled to a total measured depth of 18,350 feet with a total lateral length of approximately 4,500 feet and 12 stages of fracture treatment. The well has been hooked up and is currently flowing to sales. On a net basis to Crimson, and at the initial rate, production from the Kardell well represents an approximate 31% increase over our average daily production of 38.2 million cubic feet of natural gas equivalents per day during the third quarter. However, initial production rates in the Haynesville Shale tend to decline steeply in the first 12 months of production and are not necessarily indicative of sustained production rates.

In addition to the Haynesville Shale formation, the well encountered a thick Mid-Bossier Shale interval with characteristics similar to known Haynesville and Mid-Bossier completions in East Texas and Louisiana. The Mid-Bossier represents significant additional potential to Crimson’s leasehold position in the southern portion of the East Texas Haynesville Play. The Kardell #1H also encountered hydrocarbon shows in the shallower Knowles Lime, Pettet, and James Lime formations, each of which are being evaluated for future drilling activity.

The Kardell #1H was drilled on the eastern edge of Crimson’s “Bruin” prospect where we control approximately 3,000 net acres. The Company is currently in the planning stages of several wells in the “Bruin” area that will further evaluate and exploit these multiple formations beginning in early 2010. Crimson has an additional 9,000 net acres outside the “Bruin” area within Sabine and San Augustine counties and expects to commence the initial well on that acreage in early 2010.

South Texas

In October 2009, we spudded the Dubose #1 exploratory well in our NW Pawnee prospect in Bee County, Texas targeting the Edwards, Eagleford Shale and Austin Chalk objectives. We recently reached our total vertical depth objective and are currently evaluating our next steps. Crimson is the operator with a 40% working interest after casing point.

Drilling Activity

As previously released, we continue to limit our capital expenditure activity in 2009 to reduce debt, and intend to remain focused on our East Texas Haynesville Shale play for the remainder of the year. While we continue to build our inventory of exploitation and exploration opportunities in our South Texas and Texas Gulf Coast regions, we anticipate continuing to allocate most of our drilling capital during 2010 to the further development of our East Texas resource play, and defer major capital allocation for drilling activities outside of our East Texas resource play until drilling costs decline, commodity prices rebound and/or the availability of capital improves.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and nine month periods ended September 30, 2009 and 2008:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008	%	2009	2008	%
Total Volumes Sold:
Crude oil (barrels)	76,376	123,080	-38%	264,170	385,458	-31%
Natural gas (Mcf)	2,373,940	3,494,392	-32%	8,142,588	9,752,667	-17%
Natural gas liquids (barrels)	114,792	124,460	-8%	334,303	422,107	-21%
Natural gas equivalents (Mcfe)	3,520,948	4,979,632	-29%	11,733,426	14,598,057	-20%

Daily Sales Volume:
Crude Oil (barrels)	830	1,338		968	1,407
Natural gas (Mcf)	25,804	37,983		29,826	35,594
Natural gas liquids (barrels)	1,248	1,353		1,225	1,541
Natural gas equivalents (Mcfe)	38,271	54,126		42,980	53,278

Average sales prices (before hedging)
Oil	$66.57	$120.88	-45%	$52.80	$112.98	-53%
Gas	$3.24	$10.32	-69%	$3.92	$9.83	-60%
NGLs	$31.51	$63.49	-50%	$27.19	$58.49	-54%
Mcfe	$4.65	$11.81	-61%	$4.68	$11.24	-58%

Average sales prices (after hedging):
Oil	$87.85	$92.54	-5%	$81.46	$88.60	-8%
Gas	$6.92	$9.68	-29%	$6.77	$9.44	-28%
NGLs	$31.51	$63.49	-50%	$27.19	$58.49	-54%
Mcfe	$7.60	$10.67	-29%	$7.31	$10.34	-29%

Selected Costs ($ per Mcfe):
Lease operating expenses	$1.10	$1.14	-4%	$1.15	$1.05	10%
Production and ad valorem taxes	$0.44	$0.97	-55%	$0.52	$0.98	-47%
Depreciation and depletion expense	$3.81	$2.64	44%	$3.55	$2.47	44%
General and administrative expense	$1.09	$1.52	-28%	$1.14	$1.22	-7%
Interest expense	$1.88	$1.11	69%	$1.39	$1.09	28%

Net income (loss)	$(8,586,126)	$50,243,892	-117%	$(16,816,587)	$25,344,895	-166%

Adjusted EBITDAX (1)	$17,968,540	$37,087,717	-52%	$55,161,083	$108,714,889	-49%

Capital expenditures
Property acquisition – proved	$(11,366)	$4,357,236		$(493,532)	$58,031,525
Property acquisition – unproved	—	—		—	—
Exploratory	4,708,158	556,898		5,329,830	973,359
Development	(54,850)	15,808,588		9,641,898	49,524,827
Unproved Leases	114,658	21,856,695		1,490,381	31,656,397
Other	—	128,784		82,945	422,570
	$4,756,600	$42,708,201		$16,051,522	$140,608,678

(1) Adjusted EBITDAX is a non-GAAP financial measure. See page 8 for a reconciliation to net income (loss).

CRIMSON EXPLORATION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

OPERATING REVENUES
Oil, gas and natural gas liquids sales	$26,752,542	$53,117,543	$85,742,959	$150,912,081
Operating overhead and other income	147,862	634,248	508,249	889,142
Total operating revenues	26,900,404	53,751,791	86,251,208	151,801,223

OPERATING EXPENSES
Lease operating expenses	3,879,621	5,653,989	13,517,664	15,362,455
Production and ad valorem taxes	1,563,460	4,819,558	6,060,579	14,355,289
Exploration expenses	687,613	1,044,499	2,873,255	1,877,382
Depreciation, depletion and amortization	13,400,031	13,159,886	41,599,314	36,029,611
Impairment of oil and gas properties	—	25,798,755	—	25,798,755
General and administrative	3,836,194	7,591,344	13,381,282	17,819,461
Loss (gain) on sale of assets	—	—	18,925	(15,271,712)
Total operating expenses	23,366,919	58,068,031	77,451,019	95,971,241

INCOME(LOSS) FROM OPERATIONS	3,533,485	(4,316,240)	8,800,189	55,829,982

OTHER (EXPENSE) INCOME
Interest expense	(6,633,642)	(5,540,319)	(16,349,300)	(15,871,096)
Other financing cost	(382,159)	(339,480)	(1,109,805)	(1,174,013)
Unrealized (loss) gain on derivative instruments	(9,929,947)	88,901,338	(17,237,909)	1,664,541
Total other income (expense)	(16,945,748)	83,021,539	(34,697,014)	(15,380,568)

INCOME (LOSS) BEFORE INCOME TAXES	(13,412,263)	78,705,299	(25,896,825)	40,449,414

INCOME TAX BENEFIT (EXPENSE)	4,826,137	(28,461,407)	9,080,238	(15,104,519)

NET INCOME (LOSS)	(8,586,126)	50,243,892	(16,816,587)	25,344,895

DIVIDENDS ON PREFERRED STOCK	(1,156,163)	(1,083,328)	(3,353,150)	(3,164,111)

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(9,742,289)	$49,160,564	$(20,169,737)	$22,180,784

NET INCOME (LOSS) PER SHARE
BASIC	$(1.51)	$9.19	$(3.20)	$4.25
DILUTED	$(1.51)	$4.87	$(3.20)	$2.46

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	6,444,013	5,351,146	6,301,280	5,225,113
DILUTED	6,444,013	10,317,629	6,301,280	10,289,138

CRIMSON EXPLORATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Cash	$—	$—
Current derivatives	17,121,267	25,191,445
Other current assets	12,407,323	21,156,108
Property and equipment, net	425,235,849	449,155,736
Non-current derivatives	4,279,665	11,722,802
Other non-current assets	3,436,673	4,319,698

Total Assets	$462,480,777	$511,545,789

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$1,525,583	$90,368
Current derivatives	3,098,405	1,265,801
Other current liabilities	36,769,649	82,633,441
Long-term debt, net of current portion	290,000,788	276,690,426
Non-current derivatives	1,383,745	1,491,755
Other non-current liabilities	23,160,102	27,751,195
Total stockholders’ equity	106,542,505	121,622,803

Total Liabilities & Stockholders’ Equity	$462,480,777	$511,545,789

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before net interest expense, taxes, and depreciation, amortization and exploration expenses. Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under our Senior Credit Agreement and Second Lien Credit Agreement.

We have included EBITDAX and Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreements. We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results. Adjusted EBITDAX is a material component of the covenants that are imposed on us by our Senior Credit Agreement and Second Lien Credit Agreement. We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX. Non-compliance with the financial covenants contained in these credit agreements could result in a default, an acceleration in the repayment of amounts outstanding, and a termination of lending commitments. Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:

•    the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•    our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•     the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP. As discussed above, we believe that the presentation of EBITDAX and Adjusted EBITDAX in this release is appropriate. However, when evaluating our results, you should not consider EBITDAX and Adjusted EBITDAX in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss). EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income (loss) to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net income (loss)	$(8,586)	$50,244	$(16,816)	$25,345
Interest expense	6,634	5,540	16,349	15,871
Income tax (benefit) expense	(4,826)	28,461	(9,080)	15,105
Depreciation and amortization	13,400	13,160	41,599	35,583
Exploration expenses	688	1,044	2,873	2,324
EBITDAX	$7,310	$98,450	$34,925	$94,228

Unrealized loss (gain) on derivative instruments	9,930	(88,901)	17,238	(1,665)
Non-cash equity-based compensation charges	347	1,401	1,869	4,451
Impaired assets	—	25,799	—	25,799
Amortization of deferred finance costs	382	339	1,110	1,174
Loss (gain) on the disposition of assets	—	—	19	(15,272)
Adjusted EBITDAX	$17,969	$37,088	$55,161	$108,715

Updated Guidance for 2009

The Company is providing the following updated guidance for the fourth calendar quarter of 2009. As previously disclosed, we will continue to provide quarterly guidance only for 2009 due to the uncertain level of capital expenditures for the year due to lower prices, limited capital availability and our strategy to reduce debt. Figures for lease operating expenses, production and ad valorem taxes, cash general and administrative expenses and DD&A are based on the midpoint of the production guidance range.

Production	37,000 – 40,000 Mcfe per day

Lease operating expenses, including production taxes	$1.05 - $1.15 per Mcfe

Production and ad valorem taxes	Approximately 10% of actual prices

Cash general and administrative costs	$0.90 - $1.00 per Mcfe

Depletion, depreciation and amortization	$3.40 - $3.60 per Mcfe

Teleconference Call

Crimson management will hold a conference call to discuss the information described in this press release on Thursday, November 19, 2009 at 9:30 a.m. CST. Those interested in participating may do so by calling the following phone number: (800-723-6751) (International (785-830-7980) ) and entering the following participation code 2438693. A replay of the call will be available from Thursday, November 19, 2009 at 12:30 p.m. CST through Thursday, November 26, 2009 at 12:30 p.m. CST by dialing toll free (888-203-1112) , (International (719-457-0820) and asking for replay ID code  2438693.

Crimson Exploration is a Houston, TX-based independent energy company engaged in onshore oil & gas exploration and production primarily in South Texas, East Texas and the Upper Gulf Coast.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Statements regarding future production, revenue, costs and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2008, for a further discussion of these risks.

SOURCE: Crimson Exploration Inc.

Crimson Exploration Inc., Houston

E. Joseph Grady, 713-236-7400